Exhibit 99.1

News Release

For more information contact:

Michael G. Potter

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES

RESIGNATION OF CEO EFFECTIVE SEPTEMBER 4; APPOINTS CHRISTOPHER FANNING AS INTERIM CEO

HILLSBORO, OR – August 6, 2010 - Lattice Semiconductor (NASDAQ: LSCC) today announced that Bruno Guilmart has resigned as President and CEO effective September 4, 2010 to pursue other opportunities. Mr. Guilmart is also resigning as a director and tendered his resignation on August 5, 2010. The Board has appointed Christopher M. Fanning as interim Chief Executive Officer, also effective September 4, 2010. Mr. Fanning currently serves as Lattice’s Corporate Vice President and General Manager, Low Density & Mixed Signal Solutions. The Company intends to undertake a formal search for a new CEO.

Patrick S. Jones, Chairman of the Board of Directors, said, “Bruno has been instrumental in Lattice’s return to profitability and we wish him well in his future endeavors. We are grateful to him for his efforts and success at helping Lattice better realize the Company’s potential. The Board is confident moving forward under the leadership of Chris Fanning, a proven Lattice executive respected by his peers and our customers, and one of the key executives driving our successful turnaround. We remain focused and in a strong competitive position given the Company’s world-class organization, momentum with customers, targeted product families, and product roadmap.”

Christopher Fanning joined Lattice in 1997 and was promoted to Corporate Vice President and General Manager, Low Density & Mixed Signal Solutions in 2008. Previously, he managed Lattice’s software, intellectual property, and technical support businesses as Corporate Vice President, Enterprise Solutions. He has also served as Vice President of Strategic Planning where he focused on Sales, Marketing, and M&A related matters. He holds an AB and MS in Computer Science from Boston College and Worcester Polytechnic Institute, respectively, and an MBA from The University of Chicago’s Graduate School of Business. Prior to joining Lattice, Mr. Fanning was employed at The Boston Consulting Group, a leading international management consulting firm.

No conference call will be held in conjunction with this update.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design) and L (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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